EXHIBIT 10.18

SECOND
AMENDMENT TO EMPLOYMENT AGREEMENT

     DAVID W. FROESEL, JR. (“Mr. Froesel”), and OMNICARE, INC., a Delaware corporation (the “Company”), hereby agree as follows:

     1. Recitals

     (a) The Company and Mr. Froesel have entered into an employment agreement, dated February 17, 1996 (the “Employment Agreement”);

     (b) The Company and Mr. Froesel amended the Employment Agreement by mutual written agreement on February 25, 2000 (the “Prior Amendment”); and

          (c) The Company and Mr. Froesel wish to amend the Employment Agreement as set forth below.

     2. Amendments

     (a) Section 2.2 of the Employment Agreement is hereby amended by adding the following sentence at the end of such Section:

“Mr. Froesel’s annual incentive compensation and bonuses with respect to each calendar year shall be paid to Mr. Froesel in the next following calendar year, on or before February 10 of such following calendar year.”

          (b) Section 2.3 of the Employment Agreement is hereby amended by adding the following sentence at the end of such Section:

“In all events, any reimbursement made to Mr. Froesel pursuant to this Section 2.3 shall be made not later than the end of the calendar year following the year in which the related expense was incurred.”

          (c) The second sentence of Section 2.4 is hereby deleted and replaced with the following:

“In addition, commencing in 2007 the Company will contribute annually an amount equal to 8% of Mr. Froesel’s annual cash compensation to a Rabbi Trust which will vest in five equal annual installments commencing one year following the date each such contribution is made, such contribution will be credited at least 120 days after the end of each calendar year; provided, however, that the Company shall have no obligation to make any such contribution (and it shall not make any such contribution) at any time such contribution (if made) would result in a transfer of property (within the meaning of Section 83 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) by operation of Section 409A(b) of the Code.”

          (d) Section 3.3 of the Employment Agreement is hereby amended by adding the following sentence at the end of such Section:

“The benefits provided in this Section 3.3 shall constitute “disability pay” within the meaning of Treasury Regulation Section 31.3121(v)(2) -1(b)(4)(iv)(C).”

          (e) Section 3.4 of the Employment Agreement is hereby deleted and replaced with the following:

“Section 3.4 Termination for Reasons Other Than With Cause. The Company shall have the right to terminate this Agreement other than a Termination for Cause upon ten (10) days written notice to Mr. Froesel. If the Company terminates this Agreement other than a Termination for Cause, (a) Mr. Froesel shall receive as severance pay continued payment of his Base Salary (as that term is defined in Section 2.1 of this Agreement) for two years, such payment to be made in accordance with the Company’s standard payroll practices; and (b) any then-outstanding and unvested restricted stock, stock options and Rabbi Trust contributions Mr. Froesel has received shall vest immediately upon termination. In the event of termination by the Company other than a Termination for Cause, Mr. Froesel acknowledges that the Company shall have no obligations or liability to him whatsoever other than the obligations set forth in this paragraph. The first such payment shall be made not later than thirty (30) days after Mr. Froesel’s Separation from Service occurs. Mr. Froesel’s right to receive such severance payments shall be treated as a right to receive a series of separate payments under Treasury Regulation Section 1.409A -2(b)(2)(iii). As used herein, a “Separation from Service” occurs when Mr. Froesel dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A -1(h)(1), without regard to the optional alternative definitions available thereunder.”

          (f) Section 3.5(a) of the Employment Agreement is hereby deleted and replaced with the following:

“The Company shall have the right to terminate this Agreement in the event of a Change in Control (as defined below) of the Company. If the Company terminates this Agreement, Mr. Froesel will receive (i) as severance pay continued payment of his Base Salary and annual cash bonus compensation (as defined below) until the date of the expiration of the then-current term of this Agreement plus an additional two years following such expiration date, such payment to be made in accordance with the Company’s standard payroll practices and with the first such payment to be made not later than thirty (30) days after Mr. Froesel’s Separation from Service occurs (or, in the case of annual cash bonus compensation, at the times provided in Section 2.2 of this Agreement); and (ii) any then-outstanding and unvested restricted stock, stock options and Rabbi Trust contributions Mr. Froesel has received shall vest immediately upon termination. For purposes of this Section 3.5, “annual cash bonus compensation” for any year after Mr. Froesel’s termination of employment shall be equal to the last annual cash bonus paid to Mr. Froesel for the year prior to the year in which such termination occurs. Mr. Froesel’s right to receive such severance payments shall be treated as a right to receive a series of separate payments under Treasury Regulation Section 1.409A -2(b)(2)(iii).”

          (g) Section 3.7(a) of the Employment Agreement is hereby amended by adding the following sentence at the end of such Section:

“Any such Gross-Up Payment shall be made as soon as reasonably practicable following such determination and in all events not later than the end of Mr. Froesel’s taxable year following Mr. Froesel’s taxable year in which the tax was remitted.”

          (h) Section 3.7(c) of the Employment Agreement is hereby amended by adding the following sentence at the end of such Section:

“Any payment, indemnification or reimbursement made to Mr. Froesel pursuant to this Section 3.7 shall be made as soon as reasonably practicable following the date the related cost or expense was incurred or tax was remitted, as the case may be, and in all events not later than the end of Mr. Froesel’s taxable year following Mr. Froesel’s taxable year in which the cost or expense was incurred or tax was remitted, as the case may be.”

          (i) Article 7 of the Employment Agreement is hereby amended by adding a new Section 7.13 to read in its entirety as follows:

          “7.13 Section 409A.

      (a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”) so as not to subject Mr. Froesel to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve

(to the nearest extent reasonably possible) the intended benefit payable to Mr. Froesel.

(b) Notwithstanding any other provision herein to the contrary, to the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) Mr. Froesel’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(c) Notwithstanding any provision of this Agreement to the contrary, if Mr. Froesel is a “specified employee” within the meaning of Treasury Regulation Section 1.409A -1(i) as of the date of Mr. Froesel’s Separation from Service, then any payment or benefit pursuant to Sections 3.4(a) or 3.5(a)(i) or pursuant to any other provision of this Agreement on account of Mr. Froesel’s Separation from Service, to the extent such payment (after taking into account all exclusions applicable to such payment under Code Section 409A) is properly treated as deferred compensation subject to Code Section 409A, shall not be made until the first business day after (i) the expiration of six (6) months from the date of Mr. Froesel’s Separation from Service, or (ii) if earlier, the date of Mr. Froesel’s death (the “Delayed Payment Date”). On (or within five business days after) the Delayed Payment Date, there shall be paid to Mr. Froesel or, if Mr. Froesel has died, to Mr. Froesel’s estate, in a single cash lump sum, an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence, plus interest thereon, compounded monthly, at an annual rate equal to the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to Mr. Froesel until the Delayed Payment Date. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the highest interest rate, as of the first day of the month in which the Separation from Service occurs, payable by the Company on its outstanding publicly-traded debt (or if no such public debt is then outstanding, the rate at which the Company could then borrow from its primary bank lender) plus 100 basis points.”

     3. General

     Except as previously changed by the Prior Amendment and as specifically amended herein, the Employment Agreement will remain in full force and effect in accordance with its original terms, conditions and provisions.

     IN WITNESS WHEREOF, the parties have duly executed this amendatory agreement as of December 22, 2008.

EMPLOYEE	OMNICARE, INC.

/s/ David W. Froesel, Jr.	/s/ Thomas R. Marsh
David W. Froesel, Jr.	By: Thomas R. Marsh
Title: Assistant Treasurer